SMITH BARNEY MANAGED MUNICIPALS FUND
                                10f-3 REPORT
                 September 1, 2003 through February 29, 2004


                    	Trade                     Par     Purchase  % of
Issuer                  Date    Selling Dealer   Amount   Price    Issue(1)

Metropolitan Water District 9/5/03 Wedbush Morgan Securities
 South California Waterworks B:
  5.000% due 10/1/24			       $3,500,000 99.357  24.76%A
  5.000% due 10/1/26	    	 	       10,000,000 98.921  24.76B
				 	Total  13,500,000



(1) Represents purchases by all affiliated funds; may not exceed 25% of the principal amount of the offering.

A - Includes purchases of $20,000,000 by other affiliated mutual funds and discretionary accounts.
B - Includes purchases of $13,500,000 by other affiliated mutual funds and discretionary accounts.